Exhibit 99.2

NEWS

CONTACT: Tom Marder

(301) 380-2553

thomas.marder@marriott.com

MARRIOTT COMPLETES SALE OF TIMESHARE LOANS

BETHESDA, MD, March 9, 2009 - Marriott International, Inc. (NYSE:MAR) today announced the completion of a private placement of approximately $205 million floating rate Timeshare Loan Backed Notes by Marriott Vacation Club Owner Trust 2009-1 with a commercial paper conduit administered by JPMorgan Chase Bank, NA. The floating rate will be swapped into a fixed rate of 9.87%. Marriott contributed approximately $284 million in timeshare mortgages to the Trust and retained a 28 percent residual interest in the trust. Cash flow from the trust will be paid entirely to the holder of the Notes for the next 12 to 24 months; thereafter, Marriott expects to begin receiving its return on its residual interest. Marriott expects that the amount of any gain or loss on the sale of the notes will be immaterial.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws.

MARRIOTT INTERNATIONAL, Inc. (NYSE:MAR) is a leading lodging company with more than 3,100 lodging properties in 66 countries and territories.  Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons by Marriott Vacation Club, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers.  The company is headquartered in Bethesda, Maryland, USA and had approximately 146,000 employees at 2008 year-end.  It is recognized by BusinessWeek as one of the 100 best global brands, by FORTUNE® as one of the best companies to work for, and by the U.S. Environmental Protection Agency (EPA) as Partner of the Year since 2004.  In fiscal year 2008, Marriott International reported sales from continuing operations of nearly $13 billion.  For more information or reservations, please visit our web site at www.marriott.com.

IRPR#1